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Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Unaudited Pro Forma Consolidated Financial Data" and to the incorporation by reference in the Registration Statements (Form S-4 No. 333-58330) and (Form S-3 No. 333-62664) of Argosy Gaming Company and the Registration Statement (Form S-8 No. 33-76418) pertaining to the Stock Option Plan and Director Option Plan of Argosy Gaming Company of our report dated March 26, 1999, with respect to the consolidated financial statements for the year ended December 31, 1998, of Empress Casino Joliet Corporation included in this Current Report on Form 8-K of Argosy Gaming Company dated June 21, 2001.

                      /s/ Ernst & Young LLP

Chicago, Illinois
June 19, 2001

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Consent of Independent Auditors